Exhibit 99.1
IDM Pharma Reports 2005 Financial Results
SAN DIEGO — March 31, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter and year ended December 31, 2005. Financial information for the three and twelve months ended December 31, 2005 represents the consolidated results of IDM Pharma (formerly Epimmune Inc.) and its subsidiary, IDM S.A., following the closing of their business combination on August 16, 2005. Financial information for prior periods represents the historical financial information for IDM S.A. which was deemed to be the acquirer in the business combination for accounting purposes.
Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM commented, “2005 was a transforming year for IDM and we are now well positioned as we begin 2006. We completed a successful business combination in August 2005, then, in December, we further consolidated the benefits of that transaction through the sale of our non-cancer assets, allowing us to finish the year with $26.7 million in cash. This has focused our attention on our most advanced cancer programs and provided us with the cash to realize some key milestones in 2006, most importantly the submission for marketing authorization of Junovan in the U.S. and European Union for the treatment of osteosarcoma, a bone cancer that occurs predominantly in adolescents and young adults.”
Highlights Since August 2005 Business Combination
•	Successfully manufactured first lot of Junovan to support filing for marketing authorization
•	Launched Phase II trial in Europe of therapeutic vaccine Uvidem® in melanoma
•	Completed sale of non-core assets for $12.0 million cash
•	Presented Phase I results of therapeutic vaccine Collidem® in colorectal cancer
•	Signed marketing agreements for Junovan in South East Europe and Israel
•	Confirmed plans to submit new drug application (NDA) for Junovan in 2006 following pre-NDA meeting with FDA
Financial Results
Revenue for the quarter and year ended December 31, 2005 was $3.3 million and $8.5 million, respectively, compared to $1.7 million and $5.8 million for the same periods in 2004. The increase in revenue for both the quarter and year ended December 31, 2005, compared to the same periods in 2004 was primarily due to reimbursements under National Institutes of Health (NIH) grants and contracts included as a result of the business combination and an increase in reimbursements under the Company’s collaboration agreement with Sanofi-Aventis.

Research and development (R&D) expenses for the quarter and year ended December 31, 2005 were $9.4 million and $24.0 million, respectively, compared to $6.0 million and $20.1 million for the same periods in 2004. The increase in R&D expenses for both the quarter and year ended December 31, 2005 compared to the corresponding periods in the prior year was due primarily to activities under the Company’s NIH grants and contracts as well as its clinical trials of EP-2101 in non-small cell lung cancer resulting from the business combination.
The Company had expenses associated with impairment of patents and licenses of $0.2 million and $2.6 million for the quarter and year ended December 31, 2005, respectively, compared to $0.5 million and $7.7 million for the corresponding periods in 2004. The 2005 amounts relate primarily to a $2.0 million license fee paid, through the issuance of Company stock, to Sanofi-Aventis for rights to commercialize products using interleukin-13 (IL-13), a compound that contributes to the transformation of white blood cells into specialized immune cells called dendritic cells. The full amount was written off in accordance with the Company’s policy as there is not a program which uses IL-13 that has reached Phase III development. The 2004 amounts relate primarily to licenses to certain antibodies from Medarex, which the Company wrote off in accordance with its established policies as it was no longer pursuing development of those antibodies.
Selling and marketing expenses, which include business development costs, trade conferences and the Company’s pre-launch activities for its lead product candidate Junovan™, were $0.3 million and $1.3 million, respectively, for the quarter and year ended December 31, 2005, compared to $0.3 million and $1.2 million for the same periods in 2004. The increase in the amounts for 2005 compared to 2004 is associated with preliminary pre-marketing activities for Junovan.
General and administrative (G&A) expenses for the quarter and year ended December 31, 2005 were $2.8 million and $7.4 million, respectively, compared to $2.6 million and $9.5 million for the same periods in 2004. The G&A expenses for the quarter ended December 31, 2005 were primarily due to incremental expenses following the business combination. Higher comparative operating expenses for the year ended December 31, 2004 included a write-off of $2.9 million corresponding to legal, investment banking and accounting charges related to a proposed public offering of stock of IDM SA that was terminated, and a $1.4 million higher level of administrative expenses due to several factors including higher rental expenses and a higher number of employees, partially offset by $2.3 million in incremental expenses following the Combination, which included accrued salaries, deferred compensation, and accounting and legal expenses related to the sale of the Company’s infectious disease assets to Pharmexa in December 2005.
Interest income for the quarter and year ended December 31, 2005, was $0.1 million and $0.6 million, respectively, compared to $0.1 million and $0.7 million in the corresponding periods in 2004.
The Company recorded an income tax charge of $0.3 million for the quarter ended December 31, 2005, related to research and development tax credits in France of $0.2 million and for a U.S. tax liability of $0.1 million, and an income tax benefit of $0.4 million for the year ended December 31, 2005, compared to an income tax benefit of $0.3 million and $0.4 million, respectively, for the quarter and year ended December 31, 2004.
Net loss for the quarter and year ended December 31, 2005 was $9.7 million and $39.2 million, respectively, compared to $7.3 million and $31.7 million for the corresponding periods in 2004. The year ended December 31, 2005 included the impact of the non-cash, $13.3 million write-off of acquired in process research and development related to the business combination. Basic and diluted net loss per share for the quarter and year ended December 31, 2005 was $0.74 and $3.84 respectively, compared to $1.00 and $4.35 basic and diluted net loss per share for the corresponding periods in 2004. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the business combination.
Cash and cash equivalents were $26.7 million as of December 31, 2005, which the Company estimates will be sufficient to meet its operating requirements, based on its current development and operating plans, through approximately the second quarter of 2007. Financial details appear in the accompanying schedules.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, the timing for filing for marketing approval of Junovan in the U.S. and EU, the anticipated benefits to the Company of its collaborations and NIH grants and contracts, and the Company’s progress toward meeting its corporate objectives. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether U.S. and EU regulatory authorities will consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, the possibility that U.S. and EU regulatory authorities may require the Company to conduct additional clinical trials, the possibility that the new Junovan product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, the time needed to responded to any issues raised by U.S. or EU regulatory authorities with regard to regulatory submissions for Junovan, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jean-Loup Romet-Lemonne
Chief Executive Officer
(949) 470-4751

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended Dec. 31,		Years ended Dec. 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Research grants and contract revenue	$1,114	$—	$1,621	$—
License fees, milestones and other revenue	16	—	124	—
Related party revenue	2,183	1,719	6,794	5,805
Total revenues	3,313	1,719	8,539	5,805
Costs and expenses:
Research and development	9,365	6,038	24,021	20,063
Impairment of patents and licenses	230	486	2,555	7,716
Selling and marketing	269	338	1,270	1,176
General and administrative	2,751	2,581	7,437	9,541
Acquired in process research and development	—	—	13,300	—

Total costs and expenses	12,615	9,443	48,583	38,496
Loss from operations	(9,302)	(7,724)	(40,044)	(32,691)
Interest income, net	94	145	576	696
Foreign currency exchange loss	(219)	(48)	(162)	(23)

Loss before income tax benefit	(9,427)	(7,627)	(39,630)	(32,018)
Income tax benefit	(276)	296	421	361

Net Loss	(9,703)	(7,331)	(39,209)	(31,657)
Net loss per share — basic and diluted	$(0.74)	$(1.00)	$(3.84)	$(4.35)

Shares used in computing net loss per share — basic and diluted	13,190	7,362	10,209	7,279

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$26,702	$41,777
Other current assets	6,193	3,995

Total current assets	32,895	45,772
Property and equipment, net	2,109	2,942
Patents, trademarks and licenses, net	3,912	5,301
Goodwill	2,812	—
Other long term assets	1,159	1,274

Total assets	$42,887	$55,289

Liabilities and stockholders’ equity:
Current liabilities	$10,514	$8,603
Other liabilities	3,629	4,185
Stockholders’ equity	28,744	42,501

Total liabilities and stockholders’ equity	$42,887	$55,289